Exhibit 99(K)(1)

Execution Version

SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated and effective as of December 7, 2021, is by and between MML Investment Advisers, LLC (the “Administrator”) and State Street Bank and Trust Company (the “Sub-Administrator” or “State Street”).

WHEREAS, the entity identified on Appendix A (the “Fund”) is a closed-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and under the Securities Act of 1933, as amended (“1933 Act”);

WHEREAS, the Fund has retained the Administrator to furnish certain administrative services to the Fund and, as applicable, to any wholly-owned and controlled subsidiary of the Fund that may be formed by the Fund and listed on Schedule A hereto from time to time (each, a “Subsidiary”). References herein to the Fund shall include a Subsidiary, except as otherwise provided;

WHEREAS, each Subsidiary is a wholly-owned and controlled subsidiary of the Fund that is intended to be treated as a disregarded entity for U.S. federal income tax purposes; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Fund, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Sub-Administrator

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein to the Fund and to a Subsidiary as reflected next to each on Schedule A hereto.

The Administrator shall notify the Sub-Administrator in writing if the Administrator wishes to retain the Sub-Administrator to act as sub-administrator for one or more newly-established funds (each, a “New Fund”), not then represented on Schedule A hereto. Upon written acceptance by the Sub-Administrator, such New Fund shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable by the Administrator) may be modified with respect to such New Fund in writing by the Administrator and the Sub-Administrator at the time of the addition of such New Fund. Each such writing shall be considered an amendment to, and become part of, this Agreement.

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2.	Delivery of Documents

The Administrator has furnished or will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Fund (and a Subsidiary, as applicable) and/or the Administrator and all future amendments and supplements, if any:

a.	The Fund’s Declaration of Trust and By-Laws and the Subsidiary’s Certificate of Formation and Limited Liability Agreement, each as amended (“Governing Documents”);

b.	The Fund’s currently effective Registration Statement under the 1940 Act and the 1933 Act and the prospectus and statement of additional information (“SAI”) relating to the Fund and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the respective resolutions of the Board of Trustees of the Fund (the “Board”) authorizing certain individuals on behalf of the Fund to give instructions to the Sub-Administrator pursuant to this Agreement.

d.	A copy of the Administration Agreement between the Fund and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Sub-Administrator

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it; and

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f.	The Sub-Administrator has duly adopted written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder.

4.	Representations and Warranties of the Administrator

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a limited liability company, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	Where information provided by the Administrator, the Fund or the Fund’s Investors includes information that is identifiable to a natural person (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Sub-Administrator, and as required for the Sub-Administrator to maintain, use and disclose such Personal Information in accordance with applicable law and in the manner permitted by this Agreement, including Sections 9, 10 and 23 hereof. Except to the extent otherwise provided in this Agreement, the Sub-Administrator shall be kept indemnified by and be without liability to the Administrator or the Fund for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.	With respect to the Fund:

(1)	The Fund is a trust and is duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Fund is an investment company properly registered under the 1940 Act;

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(3)	A registration statement under the 1940 Act and the 1933 Act has been filed by the Fund. Such registration statement under the 1940 Act will remain in effect during the term of this Agreement. Such registration statement under the 1933 Act will become effective prior to the initial public offering of the Fund's shares. Following the date of the effectiveness of the initial registration statement of the Fund under the 1933 Act, a registration statement under the 1933 Act will be effective during the term of this Agreement;

(4)	All necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made as of the effective date of this Agreement or shall be made before the Fund offers or sells its shares; and

(5)	As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest.

h.	With respect to each Subsidiary:

(1)	Each Subsidiary is duly organized, existing and in good standing under the laws of the state of its formation; and

(2)	Each Subsidiary is a wholly-owned and controlled subsidiary of the Fund and is intended to be treated as a disregarded entity for U.S. Federal income tax purposes.

5.	Sub-Administration Services

The Sub-Administrator shall provide the services as listed on Schedule B, subject to the supervision, authorization and direction of the Administrator or the Fund and, in each case where appropriate, the review and comment by the Administrator’s or the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Fees and Expenses; Expense Reimbursement

The Sub-Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Administrator and the Sub-Administrator.

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The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Fund through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or Fund’s behalf at the Administrator’s or Fund’s request or with the Administrator’s or Fund’s written consent.

The Administrator acknowledges and agrees that the Administrator and/or the Fund, as the case may be, will bear all expenses that are incurred in the operation of the Fund and not specifically assumed by the Sub-Administrator. For the avoidance of doubt, Fund expenses (and Subsidiary expenses, to the extent applicable) not assumed by the Sub-Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or the Fund directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-2, Form N-CSR, Form N-PORT, Form N-PX and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund’s net asset value.

7.	Instructions and Advice

The Sub-Administrator may apply to any officer of the Fund or to the Administrator at any time for instructions and may, with prior approval of the Administrator, consult legal counsel for the Administrator or the Fund, and with accountants for the Fund with respect to any matter arising in connection with its duties hereunder. The Sub-Administrator shall not be liable or accountable for any non-negligent action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel or accountants. The Sub-Administrator shall not be liable for any non-negligent act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any officers, employees, or agents of the Administrator or the Fund until receipt of written notice thereof has been received by the Sub-Administrator from the Administrator or the Fund. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such

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instructions or advice, or to act in accordance with such advice when received. Nothing in this section is intended to restrict Sub-Administrator’s right to seek advice from its own legal counsel at Sub-Administrator’s own expense.

8.	Limitation of Liability and Indemnification

The Sub-Administrator, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator or the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful malfeasance, bad faith or negligence of the Sub-Administrator, its officers or employees in the performance of such obligations and duties, or by reason of its disregard thereof.

The Administrator shall indemnify the Sub-Administrator and its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable legal fees and expenses) (“Losses”) resulting from any claim, demand, action or suit, (i) arising out of the actions or omissions of the Administrator; (ii) any actions taken or omitted to be taken by the Sub-Administrator in reliance on, or use by the Sub-Administrator of, information, records and documents purporting to be of the Administrator or the Fund, or in reliance upon any law, act, or regulation; (iii) arising out of the offer or sale of any securities of the Fund in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iv) not resulting from the willful malfeasance, bad faith or negligence of the Sub-Administrator in the performance of such obligations and duties .

In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund and the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. The foregoing limitation on liability shall not apply to direct losses incurred by the Administrator to the extent such losses result from the willful malfeasance, bad faith or gross negligence of the Sub-Administrator in the discharge of the Sub-Administrator’s duties under this Agreement.

In the event the Sub-Administrator is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, government actions, war, terrorism, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, the Sub-Administrator shall not be liable to the Administrator or the Fund for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

Notwithstanding anything to the contrary in this Agreement, in no event shall the Sub-Administrator be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

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Subject to the exclusions and limitations of liability set forth in this Section 8, the Sub-Administrator shall indemnify the Administrator against any direct Losses incurred by the Administrator, in each case to the extent such Losses result from the negligence, willful malfeasance or bad faith of the Sub-Administrator in the discharge of its duties under this Agreement.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality

All information provided under this agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations, including all information, data and records provided by the Administrator to the Sub-Administrator shall be treated as confidential, subject to Section 10 and to the exclusions and limitation set forth in this Section 9. Subject to this Section 9 and to Section 10, all confidential information provided under this Agreement by Disclosing Party and all derivative information that is identifiable to the Disclosing Party, or persons, affiliates, or accounts associated with the Disclosing Party shall be solely and exclusively owned by the Disclosing Party, and shall be used by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including internal use for financial and operational management of the Receiving Party, regulatory compliance, and external reporting of aggregated data that is not identifiable to the Disclosing Party or any person, affiliate or account of the Disclosing Party.

The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, provided that in each instance the Receiving Party notifies and cooperates with the Disclosing Party’s efforts, at Disclosing Party’s expense, to obtain protective orders, confidential filing status, or other available protections; (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement) or (e) where the party seeking to disclose has received the prior written consent of the party providing the information.

10.	Use of Data

(a)	In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Sub-Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary to carry out the provision of services contemplated under this

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Agreement provided that in each instance any agent, Affiliate or service provider is under obligation in material conformity with those imposed on the Sub-Administrator to protect the confidential status of such information and to maintain the security of such information against improper access, disclosure or use.

(b)	Subject to paragraph (d) below, the Sub-Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any Confidential Information of the Administrator (“Data”) obtained by such entities in the performance of their services under this Agreement including Data regarding transactions and portfolio holdings relating to the Administrator to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Sub-Administrator and (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Administrator or the Fund or any person, Affiliate or account associated with the Administrator or the Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create, maintain or calculate the relevant Indicator and (iii) the Sub-Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, in connection with the Indicators.

(c)	The Administrator acknowledged that the Sub-Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

(d)	Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Sub-Administrator and its Affiliates under this Agreement and applicable law. The Sub-Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance with Governmental Rules and Regulations; Records

The Administrator acknowledges that the Administrator and Fund assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Sub-Administrator further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier

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surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator.

The Sub-Administrator acknowledges that it assumes full responsibility for complying with all laws, rules, and regulations that are applicable to the Sub-Administrator and the performance by the Sub-Administrator of the services under this Agreement.

12.	Services Not Exclusive

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Fund from time to time, have no authority to act or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending December 31, 2023 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund, the Administrator shall pay Sub-Administrator its compensation due and shall reimburse Sub-Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Sub-Administrator will deliver the Fund’s records as set forth herein.

In the event of: (i) the Administrator’s termination of this Agreement with respect to the Fund for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to the Fund (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Sub-Administrator with respect to the Fund) and shall reimburse the Sub-Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Sub-Administrator will deliver the Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination to liquidate the Fund due to it no longer being viable, (b) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (c) the sale by the Fund of all, or substantially all, of the Fund’s assets to another entity, in each of (b) and (c)

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 where the Sub-Administrator is retained to continue providing services to the Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

14.	Delegation

a.	Subject to the provisions of this Agreement, the Sub- Administrator shall have the right, without the consent or approval of the Administrator, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Sub-Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Administrator, provided that the Sub-Administrator shall notify the Administrator of any such delegation to unaffiliated third parties as soon as is reasonably practicable. The Sub-Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Sub- Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Sub-Administrator shall be responsible for the compensation of its Delegates.

b.	The Sub- Administrator will provide the Administrator with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Sub-Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Administrator may reasonably request from time to time.

c.	Nothing in this Section 14 shall limit or restrict the Sub-Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	Interpretive and Additional Provisions

In connection with the operation of the Agreement, the Sub-Administrator and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additions provisions shall contravene any applicable laws or regulations or any provision of the Fund’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

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16.	Notices

Any notice or other instrument authorized or required by this Agreement to be given to the Administrator or the Sub-Administrator and may be sent by hand, email, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Administrator:

MML Investment Advisers, LLC

1295 State Street

Springfield, MA 01111

Attn: Legal Department

Telephone: 413-744-0762

Email: agoldberg@massmutual.com

If to the Sub-Administrator:

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02110

Attention: Kevin W. Murphy, Managing Director

Telephone: 617-662-9645

Email: kwmurphy@statestreet.com

17.	Use of Name.

The Administrator shall not use the name of the Sub-Administrator or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by the Sub-Administrator prior thereto in writing; provided however, that the approval of the Sub-Administrator shall not be required for any use of its name which merely refers in accurate and factual terms to its role as administrative services provider hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

18.	Insurance Coverage.

The Sub-Administrator need not maintain any special insurance for the benefit of the Administrator or the Fund. The Sub-Administrator shall at all times maintain insurance coverages adequate for the nature of its operations, and shall provide the Administrator a memorandum of insurance summarizing its insurance coverages, upon request.

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19.	Business Continuity and Disaster Recovery Plans

Notwithstanding anything in this Agreement to the contrary, the Sub-Administrator shall have in place comprehensive business continuity and disaster recovery procedures and systems.

20.	Regulation GG

The Administrator hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). The Administrator hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Administrator is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Sub-Administrator pursuant to this Agreement or otherwise between the parties hereto.

21.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

22.	Assignment

This Agreement shall not be assigned by either party hereto without the written consent of the other party, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Sub-Administrator.

22.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

23.	Information Security; Protection and Use of Account Information

The Sub-Administrator has implemented and will maintain commercially reasonable information security systems and controls, which include administrative, technical, and physical safeguards that are designed to: (i) maintain the security and confidentiality of the Confidential Information of the Administrator and the Fund; (ii) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information, including appropriate measures designed to meet legal and regulatory requirements applying to the Sub-Administrator; and (iii) protect against unauthorized access to or use of the Confidential Information. The Sub-Administrator shall not use or disclose any Personal Information provided by the Administrator to any third party except for third party data processors who the Sub-Administrator has retained to provide services reasonably necessary for the Sub-Administrator to perform its obligations under this Agreement, and who have entered into appropriate agreements providing for reasonable security protections for such data and limiting use and disclosure (in personally identifiable form) to the use and disclosure necessary to provide the contracted processing and services.

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In no event shall Sub-Administrator itself use, or permit any person or third party to use, Personal Information (i) in a manner inconsistent with or in breach of the terms of this Agreement, (ii) to market, advertise or promote any products or services in a targeted manner to any individual, (iii) to support aggregated data sets or analytic tools used for marketing, advertising or promotion of any product or service to a targeted individual, or (iv) in a manner inconsistent with laws or regulations applicable to such Personal Information.

Without limiting the foregoing or the Sub-Administrator’s obligations under Sections 9 and 10 of this Agreement, the Sub-Administrator shall implement and maintain a written information security program that contains appropriate security measures to safeguard the Personal Information of the Fund’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For clarity, and without limitation, Personal Information shall, with respect to any individual, include, any such individual’s: (a) name (first initial and last name or first name and last name), address or telephone number, (b) social security number, (c) driver’s license number, (d) state identification card number, (e) debit or credit card number, (f) financial account number, and (g) personal identification number or password, or (h) any combination of the foregoing that would allow a person to log onto or access an individual’s account.

24.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

25.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement and the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

26.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the balance of this Agreement shall remain in effect and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

27.	Governing Law

This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

28.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

29.	Captions

The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

30.	Counterparts

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument. Counterparts may be executed in either original or electronically transmitted form (e.g. faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

MML Investment Advisers, LLC

By:	/s/ Karl Beinkampen
Name:	Karl Beinkampen
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kevin Murphy
Name:	Kevin W. Murphy
Title:	Managing Director

SUB-ADMINISTRATION AGREEMENT

Schedule A

LIST OF FUNDS

(as of December 7, 2021)

Fund	Services
1. MassMutual AccessSM Private Equity Fund[1]	All
2. MassMutual Private Equity Funds LLC	Treasury, Financial Reporting, Fund Accounting

1 Following approval of the Fund’s Board, the Fund’s name will be changed to MassMutual AccessSM Pine Point Fund

Schedule B

LIST OF SERVICES

I.	Treasury Services and Financial Reporting as described in Schedule B-I attached hereto;

II.	Legal Services as described in Schedule B-II, attached hereto;

III.	Fund Accounting Services as described in Schedule B-III attached hereto.

IV.	Post-Trade Investment Compliance Testing Services as described in Schedule B-IV attached hereto.

V.	CRS Services as described in Schedule B-V attached hereto.

VI.	FATCA Services as described in Schedule B-VI attached hereto.

VII.	CFTC Services as described in Schedule B-VII attached hereto.

Schedule B-I

Treasury Services and Financial Reporting

a.	Prepare for the review by designated officer(s) of the Administrator or the Fund, the financial information regarding the Fund that will be included in Fund’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon); for clarification, such reports may include client-provided tax footnote disclosures, if applicable, provided that the Sub-Administrator shall no obligation to prepare, review or provide any other service relative to such tax footnote disclosures;

b.	Coordinate the audit of the Fund’s financial statements by the Administrator’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Administrator or the Fund, the Fund’s financial information required by Form N-1A, Form N-2, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Administrator or the Fund, annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, review calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes;

e.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

f.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

g.	Calculate periodic multi-class dividend rates to be declared in accordance with management guidelines.

h.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Administrator or the Trust;

i.	Prepare and disseminate vendor survey information as mutually agreed.

SCHEDULE B-II

Legal Services

a.	Prepare for filing with the SEC the following documents: Schedule TO, Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

b.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

c.	Maintain tender offer and regulatory filings calendars;

d.	Assist in developing guidelines and procedures to improve overall compliance by the Fund;

e.	Assist the Fund in the handling of routine regulatory examinations of the Fund and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters; and

f.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the Board and the Administrator on those developments and provide related planning assistance where requested or appropriate.

Schedule B-III

Fund Accounting Services

The Sub-Administrator shall maintain the books of account of the Fund and shall perform the following duties in the manner prescribed by such Fund's Governing Documents:

a.	Record general ledger entries.

b.	Maintain database detail of all portfolio investment transactions.

c.	Maintain database detail of each capital contribution, remaining capital commitments, and each distribution for each underlying private fund investment.

d.	Reconcile with the underlying private fund manager or General Partner on a quarterly basis the investment account balance and unfunded commitment balances of each underlying private fund investment.

e.	Calculate management fees in accordance with the applicable operating agreements.

f.	Accrue/calculate expenses for the Fund pursuant the Fund-provided budget and/or direction of the Administrator.

g.	Calculate quarter-end Net Asset Value (“NAV”), subject to the timely receipt by the Sub-Administrator of necessary information from the Administrator and/or third parties.

h.	Prepare a soft NAV close package as of the end of each month for the Administrator to review.

i.	Deliver reconciliations and a Sub-Administrator’s workpaper package as of each quarter end as mutually agreed with the Administrator.

j.	Provide such other accounting services as directed by the Administrator, and mutually agreed upon by the Sub-Administrator, which may be required to enable the Fund to maintain its books and records in compliance with applicable law and generally accepted accounting principles.

The Administrator shall provide timely prior notice to the Sub-Administrator of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Fund's Governing Documents. For purposes of calculating the net asset value of the Fund, the Sub-Administrator shall value the Fund’s portfolio securities utilizing prices obtained from authorized Price Sources, or as directed on behalf the Administrator. The Sub-Administrator shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing to the Sub-Administrator by the Administrator.

SCHEDULE B-IV

Post-Trade Investment Compliance Testing Services

The Sub-Administrator shall:

a.	Provide daily testing of the Fund with respect to compliance with the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon, including, Prospectus, Statement of Additional Information (SAI), and/or Investment Manager Guideline(s).

b.	Provide quarterly testing of the Fund with respect to compliance with requirements of the Internal Revenue Code’s mandatory qualification requirements (Sub Chapter M and/or L).

c.	Provide daily Section 18(a) segregation testing and reporting for the Fund as requested; the treatment, coverage, and assumptions are to be mutually agreed upon from time to time in writing.

d.	Perform monthly testing for compliance with the CFTC 5% Initial Margin test and the CFTC 100% Net Notional test.

SCHEDULE B-V

CRS Services

[Optional]

The Sub-Administrator shall provide the services below based upon procedures provided from time to time by the Sub-Administrator to the Administrator and the Fund:

1.	Review the Fund’s investor services records at least annually for existing documentation and information on investors in the Fund and update CRS information for each investor where CRS is applicable. For purposes of these services, “CRS” shall mean the Standard for Automatic Exchange of Financial Account Information - Common Reporting Standard.

2.	Review and record the CRS information received in conjunction with each investor’s subscription form.

3.	At the direction of the Administrator, contact investors in the Fund for additional or updated documentation and information required for CRS classification.

4.	Upon notification from the Administrator of a change in circumstance, update investor records in accordance with such change in circumstance.

5.	Provide standardized investor status reports for investor information on file to the Administrator annually.

6.	Provide, to the extent allowed in the relevant jurisdiction, and based on the direction of the Administrator, CRS reporting to the Administrator or relevant tax authority (to the extent agreed by the Sub-Administrator) (“CRS Annual Reporting”). All schedules, statements and other reports prepared by the Sub-Administrator shall be reviewed and agreed to by the Administrator and/or the Fund. The Administrator and the Sub-Administrator understand and agree that the Sub-Administrator will not be the Principal Point of Contact or the Authorizing Person for the Administrator or the Fund and the Sub-Administrator shall under no circumstances be deemed to be acting in this capacity in its provision of CRS Annual Reporting.

The Administrator acknowledges that the Administrator and the Fund remain responsible for complying with the Fund’s own regulatory obligations pursuant to CRS. Notwithstanding anything in the Agreement to the contrary, the Administrator agrees that in the event that the Sub-Administrator is held liable for any reason in connection with providing the CRS services hereunder, including, but not limited to, any liability relating to the Administrator’s or the Fund’s compliance with the requirements of CRS and any other federal or state statute, law, regulation or ruling, or statute, law, regulation or ruling outside of the United States, the Sub-Administrator’s cumulative liability for any events in the calendar year in which an event occurred resulting in liability, regardless of the form of action or legal theory, shall be limited to the aggregate fees paid for CRS services to the Sub-Administrator by the Administrator hereunder during such calendar year.

SCHEDULE B-VI

FATCA Services

[Optional]

The Sub-Administrator shall provide the services below based upon procedures provided from time to time by the Sub-Administrator to the Administrator and the Fund:

1.	Upon receipt of Forms W-8 and W-9 for the Fund and its investors, review such forms for required FATCA information and provide the status to the Administrator and/or the Fund. For purposes of these services, “FATCA” shall mean Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.	Review the Fund’s investor services records at least annually for existing documentation and information on investors in the Fund and update FATCA information for each investor where FATCA is applicable.

3.	Review and record the FATCA information received in conjunction with each investor’s subscription form.

4.	At the direction of the Administrator, contact investors in the Fund for additional or updated documentation and information required for FATCA classification.

5.	Upon notification from the Administrator of a change in circumstance, update investor records in accordance with such change in circumstance.

6.	Provide standardized investor status reports for investor information on file to the Administrator annually.

7.	Provide, to the extent allowed in the relevant jurisdiction, and based on the direction of the Administrator, FATCA reporting to the Administrator or relevant tax authority (to the extent agreed by the Sub-Administrator) (“FATCA Annual Reporting”). All schedules, statements and other reports prepared by the Sub-Administrator shall be reviewed and agreed to by the Administrator and/or the Fund. The Administrator and the Sub-Administrator understand and agree that the Sub-Administrator will not be the Responsible Officer, Authorizing Person, or Principal Point of Contact for the Administrator or the Fund and the Sub-Administrator shall under no circumstances be deemed to be acting in this capacity in its provision of FATCA Annual Reporting.

The Administrator acknowledges that the Administrator and the Fund remain responsible for complying with the Fund’s own regulatory obligations pursuant to FATCA. Notwithstanding anything in the Agreement to the contrary, the Administrator agrees that in the event that the Sub-Administrator is held liable for any reason in connection with providing the FATCA services hereunder, including, but not limited to, any liability relating to the Administrator’s or the Fund’s compliance with the requirements of FATCA and any other federal or state statute, law, regulation or ruling, or statute, law, regulation or ruling outside of the United States, the Sub-Administrator’s cumulative liability for any events in the calendar year in which an event occurred resulting in liability, regardless of the form of action or legal theory, shall be limited to the aggregate fees paid for FATCA services to the Sub-Administrator by the Administrator hereunder during such calendar year.

SCHEDULE B-VII

CFTC Services

[Optional]

The Sub-Administrator shall provide the services below based upon procedures provided from time to time by the Sub-Administrator to the Administrator and the Fund and, in each case where appropriate, the review and comment by Administrator’s or the Fund’s independent accountants and legal counsel:

i.	Perform mutually agreed upon periodic testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.	As applicable, prepare the Fund’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association. All notices prepared by the Sub-Administrator shall be reviewed and agreed to by the Administrator and/or the Fund.

The Sub-Administrator’s responsibilities are limited to the provision of the CFTC Services described herein. These responsibilities do not include: (i) determination of the Fund’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Fund’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. The Administrator is solely responsible for determining the Fund’s status as a CPO, and/or Fund’s eligibility for an exclusion from classification as a CPO. The Administrator acknowledges that the Administrator and the Fund remain responsible for complying with the Fund’s own regulatory CFTC obligations.

The Administrator shall be responsible for accurately and timely supplying the Sub-Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Sub-Administrator to provide the CFTC Services, and any information requested by the Sub-Administrator in connection with the foregoing. The Administrator, the Fund and any third party from which the Sub-Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Sub-Administrator shall be entitled to rely on such records, reports and other data as provided to the Sub-Administrator by the Administrator, the Fund or any third party, and any instructions provided to the Sub-Administrator by the Administrator or the Fund, and shall have no responsibility for making any interpretive determinations with respect thereto.